Exhibit 10.1
EXECUTION VERSION

RECEIVABLES PURCHASE AGREEMENT
Dated as of April 7, 2009
among
RPM FUNDING CORPORATION, as Seller,
RPM INTERNATIONAL INC., as Servicer,
WACHOVIA BANK, NATIONAL ASSOCIATION
FIFTH THIRD BANK
and
WACHOVIA BANK, NATIONAL ASSOCIATION, individually, as Administrative
Agent

i

ii

EXECUTION VERSION
RECEIVABLES PURCHASE AGREEMENT
          THIS RECEIVABLES PURCHASE AGREEMENT dated as of April 7, 2009, is among:
     (a) RPM Funding Corporation, a Delaware corporation (“Seller”),
     (b) RPM International Inc., a Delaware corporation (“RPM-Delaware”), as initial Servicer,
     (c) Fifth Third Bank (“Fifth Third”), and Wachovia Bank, National Association (“Wachovia” and each of Fifth Third and Wachovia, a “Purchaser” and, collectively, the “Purchasers”), and
     (d) Wachovia, in its capacity as administrative agent for the Purchasers (in such capacity, together with its successors and assigns, the “Administrative Agent”).
Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.
PRELIMINARY STATEMENTS
     Seller desires to transfer and assign Purchaser Interests to the Purchasers from time to time.
     Each Purchaser shall purchase its Percentage of each Purchaser Interest from Seller from time to time.
     Wachovia Bank, National Association has been requested and is willing to act as as Administrative Agent on behalf of the Purchasers in accordance with the terms hereof.
ARTICLE I.
PURCHASE ARRANGEMENTS
     Section 1.1 Purchase Facility.
     (a) On the terms and subject to the conditions set forth in this Agreement, Seller may from time to time prior to the Facility Termination Date, sell Purchaser Interests to the Purchasers by delivering (or causing Servicer to deliver, on Seller’s behalf) a Purchase Notice to each Purchaser in accordance with Section 1.2. Upon receipt of a Purchase Notice,
     (i) Wachovia agrees to purchase its Percentage of such Purchaser Interest, on the terms and subject to the conditions hereof, provided that at no time may the aggregate Capital of Wachovia at any one time outstanding exceed the lesser of (A) the amount of Wachovia’s Commitment hereunder, and (B) Wachovia’s Percentage of the difference between the Net Receivables Balance and the Aggregate Reserves; and
     (ii) Fifth Third agrees to purchase its Percentage of such Purchaser Interest, on the terms and subject to the conditions hereof, provided that at no time may the aggregate Capital of Fifth Third at any one time outstanding exceed the lesser of (A) the amount of Fifth Third’s Commitment hereunder, and (B) Fifth Third’s Percentage of the difference between the Net Receivables Balance and the Aggregate Reserves.
In no event shall the Aggregate Capital outstanding hereunder exceed the lesser of (1) the Purchase Limit and (2) the difference between the Net Receivables Balance and the Aggregate Reserves. Each Purchaser’s Commitments to Seller under this Agreement shall terminate on the Facility Termination Date.
     (b) Seller may, upon at least 10 Business Days’ notice to the Administrative Agent and each Purchaser, terminate in whole or reduce in part, ratably between Wachovia and Fifth Third in accordance with their respective Percentages, the unused portion of the Purchase Limit; provided that each partial reduction of the Purchase Limit shall be in an aggregate amount equal to $10,000,000 or a larger integral multiple of $1,000,000.
     Section 1.2 Increases. Seller (or Servicer, on Seller’s behalf) shall provide each Purchaser with notice of each Incremental Purchase by 12:00 p.m. New York City time two (2) Business Days prior to each such Incremental Purchase in a form set forth as Exhibit II hereto (a “Purchase Notice”). Each Purchase Notice shall be subject to Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price (which shall be at least $3,000,000 or a larger integral multiple of $100,000) and date of purchase (which, in the case of any Incremental Purchase (after the initial Incremental Purchase hereunder), shall only be on a Settlement Date) and the requested Discount Rate and Tranche Period. In the event that any Purchase Notice is delivered later than 12:00 p.m. New York City time two (2) Business Days prior to such Incremental Purchase, the Purchasers shall make such Incremental Purchase on a best-efforts basis only. On the date of each Incremental Purchase, upon satisfaction of the applicable conditions precedent set forth in Article VI, each Purchaser, shall deposit to the Facility Account, in immediately available funds, no later than 2:00 p.m. (New York time), an amount equal to its Percentage of the Purchase Price of the Purchaser Interest then being purchased.
     Section 1.3 Decreases. Seller (or Servicer, on Seller’s behalf) shall provide each Purchaser with prior written notice in conformity with the Required Notice Period (each, a “Reduction Notice”) of any proposed reduction of Aggregate Capital. Such Reduction Notice shall designate (i) the date upon which any such reduction of Aggregate Capital shall occur (which date shall give effect to the applicable Required Notice Period), (ii) the amount of Aggregate Capital to be reduced (the “Aggregate Reduction”), (iii) each Purchaser’s Percentage of such Aggregate Reduction, which shall be applied ratably to the Purchaser Interests of each

Purchaser in accordance with the amount of Capital (if any) owing to such Purchaser. Only one (1) Reduction Notice shall be outstanding at any time.
     Section 1.4 Payment Requirements. All amounts to be paid or deposited by any Seller Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (New York time) on the day when due in immediately available funds, and if not received before 12:00 noon (New York time) shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to Fifth Third, they shall be paid to [Redacted], until otherwise notified by Fifth Third (the “Fifth Third Account”). If such amounts are payable to the Administrative Agent or to Wachovia, they shall be paid to [Redacted], until otherwise notified by Wachovia (the “Wachovia Account”). All computations of Yield, per annum fees hereunder and per annum fees under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.
ARTICLE II.
PAYMENTS AND COLLECTIONS
     Section 2.1 Payments. Notwithstanding any limitation on recourse contained in this Agreement, Seller (or Servicer, on Seller’s behalf) shall immediately remit to each of the Purchasers when due, for the account of such Purchaser, on a full recourse basis, all of the following (collectively, the “Obligations”):
     (i) such fees as set forth in the Fee Letter (which fees shall be sufficient to pay all fees owing to the Administrative Agent and the Purchasers),
     (ii) all amounts payable as Yield,
     (iii) all amounts payable as Deemed Collections (which shall be immediately due and payable by Seller and applied to reduce outstanding Aggregate Capital hereunder in accordance with Sections 2.2 and 2.3 hereof),
     (iv) all amounts required pursuant to Section 2.6,
     (v) all amounts payable pursuant to Article X, if any,
     (vi) all Servicer costs and expenses, including the Servicing Fee, in connection with servicing, administering and collecting the Receivables,
     (vii) all Broken Funding Costs, and
     (viii) all Default Fees.

If Seller fails to pay any of the Obligations when due, Seller agrees to pay, on demand, the Default Fee in respect thereof until paid. Notwithstanding the foregoing, no provision of this Agreement or the Fee Letter shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law. If at any time Seller receives any Collections or is deemed to receive any Collections, Seller (or Servicer, on Seller’s behalf) shall immediately pay such Collections or Deemed Collections to the Servicer for application in accordance with the terms and conditions hereof and, at all times prior to such payment, such Collections or Deemed Collections shall be held in trust by Seller for the exclusive benefit of the Purchasers and the Administrative Agent.
     Section 2.2 Collections Prior to Amortization. Prior to the Amortization Date, any Collections and/or Deemed Collections received by the Servicer shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Aggregate Unpaids or for a Reinvestment as provided in this Section 2.2. If on any Business Day prior to the Amortization Date, any Collections are received by the Servicer after payment of any Obligations that are then due and owing, Seller hereby requests and the Purchasers hereby agree to make, simultaneously with such receipt, a reinvestment (each, a “Reinvestment”) with that portion of the balance of each and every Collection received by the Servicer that is part of any Purchaser Interest, such that after giving effect to such Reinvestment, the amount of Capital of such Purchaser Interest immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Capital immediately prior to such receipt. On each Settlement Date prior to the occurrence of the Amortization Date, the Servicer shall remit to the Fifth Third Account and the Wachovia Account each Purchaser’s respective Percentage of the amounts set aside during the preceding Settlement Period that have not been subject to a Reinvestment and apply such amounts (if not previously paid in accordance with Section 2.1) to reduce the Obligations. Once such Obligations shall be reduced to zero, any additional Collections received by the Servicer (i) if applicable, shall be remitted to the Fifth Third Account and the Wachovia Account no later than 12:00 noon (New York time) to the extent required to fund the Purchasers’ respective Percentages of any Aggregate Reduction on such Settlement Date and (ii) any balance remaining thereafter shall be remitted from the Servicer to Seller on such Settlement Date.
     Section 2.3 Collections Following Amortization. On the Amortization Date and on each day thereafter, the Servicer shall set aside and hold in trust, for the holders of each Purchaser Interest, all Collections received on such day and an additional amount of the Seller’s funds for the payment of any accrued and unpaid Obligations owed by Seller and not previously paid by Seller in accordance with Section 2.1. On and after the Amortization Date, the Servicer shall, at any time upon the request from time to time by (or pursuant to standing instructions from) the Administrative Agent or any Purchaser (i) remit to the Fifth Third Account and the Wachovia Account the Purchasers’ respective Percentages of the amounts set aside pursuant to the preceding sentence, and (ii) apply such amounts to reduce the applicable Purchasers’ Capital associated with each such Purchaser Interest and any other Aggregate Unpaids.
     Section 2.4 Application of Collections. If there shall be insufficient funds on deposit for the Servicer to distribute funds in payment in full of the aforementioned amounts pursuant to Section 2.2 or 2.3 (as applicable), the Servicer shall distribute funds:

     first, to the payment of the Servicer’s reasonably and properly documented out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables, including the Servicing Fee, if RPM-Delaware or one of its Affiliates is not then acting as the Servicer, second, to the reimbursement of the Administrative Agent’s costs of collection and enforcement of this Agreement, third, ratably to the payment of all accrued and unpaid fees under the Fee Letter and Yield, fourth, for the ratable payment of all other unpaid Obligations, provided that to the extent such Obligations relate to the payment of Servicer costs and expenses, including the Servicing Fee, when RPM-Delaware or one of its Affiliates is acting as the Servicer, such costs and expenses will not be paid until after the payment in full of all other Obligations, fifth, unless the Amortization Date has occurred or a Reduction Notice has been delivered, to the making of a Reinvestment, sixth, to the ratable reduction of the Aggregate Capital, and seventh, after the Aggregate Unpaids have been indefeasibly reduced to zero, to Seller.
Collections applied to the payment of Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth above in this Section 2.4, shall be shared ratably (within each priority) among the Administrative Agent and the Purchasers in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of each such priority.
     Section 2.5 Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the applicable Purchaser or the Administrative Agent the full amount thereof, plus the Default Fee from the date of any such rescission, return or refunding.
     Section 2.6 Maximum Purchaser Interests. Seller shall ensure that the Purchaser Interests of the Purchasers shall at no time exceed in the aggregate 100%. If the aggregate of the Purchaser Interests of the Purchasers exceeds 100% or the Aggregate Capital of the Purchasers exceeds the Purchase Limit, Seller shall pay to each of the Purchasers within one (1) Business Day its respective Percentage of an amount to be applied to reduce its aggregate Capital outstanding, such that after giving effect to such payment, the aggregate of the Purchaser Interests equals or is less than 100% and the Aggregate Capital of the Purchasers equals or is less than the Purchase Limit.

     Section 2.7 Clean Up Call. In addition to Seller’s rights pursuant to Section 1.3, Seller shall have the right (after providing written notice to the Administrative Agent and the Purchasers in accordance with the Required Notice Period), at any time following the reduction of the Aggregate Capital to a level that is less than 20.0% of the original Purchase Limit, to repurchase from the Purchasers all, but not less than all, of the then outstanding Purchaser Interests. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Purchaser except for a representation and warranty that the reconveyance to Seller is being made free and clear of any Adverse Claim created by the applicable Purchaser.
ARTICLE III.
[RESERVED]
ARTICLE IV.
PURCHASER FUNDING
     Section 4.1 Purchaser Funding. Each Purchaser Interest shall accrue Yield for each day during its Tranche Period at either the LIBO Rate, LMIR or the Alternate Base Rate in accordance with the terms and conditions hereof. Until Seller gives notice to the applicable Purchaser of another Discount Rate in accordance with Section 4.4, the initial Discount Rate for any Purchaser Interest shall be the Alternate Base Rate. Each Purchaser Interest acquired by a Purchaser shall be deemed to have a new Tranche Period commencing on the date of any such purchase.
     Section 4.2 Yield Payments. On the Settlement Date for each Purchaser Interest, Seller shall pay to the applicable Purchaser an aggregate amount equal to the accrued and unpaid Yield for the entire Tranche Period of each such Purchaser Interest in accordance with Article II.
     Section 4.3 Selection and Continuation of Tranche Periods.
     (a) Seller (or Servicer, on Seller’s behalf) shall from time to time request Tranche Periods for the Purchaser Interests of each Purchaser, provided that if at any time such Purchaser shall have a Purchaser Interest, Seller shall always request Tranche Periods such that at least one Tranche Period shall end on the date specified in clause (A) of the definition of Settlement Date.
     (b) Seller, Servicer (on Seller’s behalf) or the applicable Purchaser, upon notice to and consent by the other received at least three (3) Business Days prior to the end of a Tranche Period (the “Terminating Tranche”) for any Purchaser Interest, may, effective on the last day of the Terminating Tranche: (i) divide any such Purchaser Interest into multiple Purchaser Interests, (ii) combine any such Purchaser Interest with one or more other Purchaser Interests that have a Terminating Tranche ending on the same day as such Terminating Tranche or (iii) combine any such Purchaser Interest with a new Purchaser Interest to be purchased on the day such Terminating Tranche ends.
     Section 4.4 Discount Rates. Seller may select LMIR, the LIBO Rate, or the Alternate Base Rate for each Purchaser Interest of any Purchaser. Seller shall by 12:00 noon (New York time): (i) at least three (3) Business Days prior to the expiration of any Terminating Tranche with respect to which LMIR or the LIBO Rate is being requested as a new Discount Rate and (ii) at least one (1) Business Day prior to the expiration of any Terminating Tranche with respect to which the Alternate Base Rate is being requested as a new Discount Rate, give the applicable Purchaser irrevocable notice of the new Discount Rate for the Purchaser Interest associated with such Terminating Tranche. Until Seller gives notice to the applicable Purchaser of another Discount Rate, the initial Discount Rate for any Purchaser Interest purchased by any Purchaser shall be the Alternate Base Rate.
     Section 4.5 Suspension of the LIBO Rate or LMIR
          (a) If any Purchaser determines that funding its Purchaser Interests at a LIBO Rate or LMIR would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Purchaser Interests at such LIBO Rate or LMIR are not available or (ii) such LIBO Rate or LMIR does not accurately reflect the cost of acquiring or maintaining a Purchaser Interest at such LIBO Rate or LMIR, then such Purchaser shall suspend the availability of such LIBO Rate or LMIR, as the case may be, and require Seller to select the Alternate Base Rate for any of its Purchaser Interests accruing Yield at such LIBO Rate.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     Section 5.1 Representations and Warranties of Seller. Seller hereby represents and warrants to the Administrative Agent and the Purchasers, as to itself, as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:
     (a) Existence and Power. Seller is duly organized, validly existing and in good standing under the laws of its state of organization. Seller is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.
     (b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by Seller of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and the use of the proceeds of purchases made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part.

This Agreement and each other Transaction Document to which Seller Party is a party has been duly executed and delivered by Seller.
     (c) No Conflict. The execution and delivery by Seller of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate or articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of Seller (except as created hereunder) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.
     (d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by Seller of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.
     (e) Actions, Suits. Seller represents and warrants that (i) there are no actions, suits or proceedings pending, or to the best of Seller’s knowledge, threatened, against or affecting Seller, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect, and (ii) Seller is not in default with respect to any order of any court, arbitrator or governmental body.
     (f) Binding Effect. This Agreement and each other Transaction Document to which Seller is a party constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
     (g) Accuracy of Information. Seller represents and warrants that all information heretofore furnished by Seller or by any Responsible Officer of an Originator to the Administrative Agent or any of the Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by Seller or any such Responsible Officer to the Administrative Agent or any of the Purchasers will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading. Servicer represents and warrants that each Receivables Report completed and compiled by it accurately aggregates the information received by it from the

Originators and correctly computes the ratios and concentrations set forth therein based upon such aggregates.
     (h) Use of Proceeds. Seller represents and warrants that it will not use the proceeds of any purchase hereunder (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.
     (i) Good Title. Seller represents and warrants that immediately prior to each purchase hereunder, Seller shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. Seller represents and warrants that there have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s ownership or security interest in each Receivable, its Collections and the Related Security.
     (j) Perfection. Seller represents and warrants that this Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to the Administrative Agent for the benefit of the relevant Purchaser or Purchasers (and the Administrative Agent for the benefit of such Purchaser or Purchasers shall acquire from Seller) a valid and perfected first priority undivided percentage ownership or security interest in each Receivable existing or hereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transactions Documents. Seller represents and warrants that there have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (on behalf of the Purchasers) ownership or security interest in the Receivables, the Related Security and the Collections.
     (k) Places of Business and Locations of Records. The principal places of business and chief executive office of Seller and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III or such other locations of which the Administrative Agent and the Purchasers have been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 14.4(a) has been taken and completed. Seller’s Federal Employer Identification Number and Organizational Identification Number are correctly set forth on Exhibit III.
     (l) Collections. Each of the Seller Parties represents and warrants that the conditions and requirements set forth in Section 7.1(j) and Section 8.2 have at all times been satisfied and duly performed. Seller represents and warrants that the names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of Seller at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV. Seller represents and warrants that Seller has not granted any Person, other than the Administrative Agent as contemplated by this Agreement, dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event. Notwithstanding the foregoing, Seller confirms that it has granted the Servicer a right of access to the Lock-Boxes and Collection Accounts to the extent permitted in the Collection Account Agreements.
     (m) Material Adverse Effect. Seller represents and warrants that since May 31, 2008, no event has occurred that would have a Material Adverse Effect.
     (n) Names. In the past five (5) years, Seller has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement.
     (o) Ownership of Seller. Seller represents and warrants that RPM-Delaware and the Originators, collectively, own, directly or indirectly, 100% of the issued and outstanding capital stock of all classes of Seller, free and clear of any Adverse Claim. Seller represents and warrants that such capital stock is validly issued, fully paid and nonassessable, and that there are no options, warrants or other rights to acquire securities of Seller.
     (p) Not an Investment Company. Seller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.
     (q) Compliance with Law. Seller has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.
     (r) Compliance with Credit and Collection Policy. Seller has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any material change to such Credit and Collection Policy, except such material change as to which the Administrative Agent and the Purchasers have been notified in accordance with Section 4.1(a)(vii) of the Receivables Sale Agreement.
     (s) Payments to Applicable Originator. With respect to each Receivable transferred to Seller under the Receivables Sale Agreement, Seller has given reasonably equivalent value to the applicable Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under the Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.
     (t) Enforceability of Contracts. Seller represents and warrants that each Contract with respect to each Eligible Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Eligible Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
     (u) Eligible Receivables. Seller represents and warrants that each Receivable included in the Net Receivables Balance as an Eligible Receivable was an Eligible Receivable on the date so included.
     (v) Net Receivables Balance. Seller represents and warrants that Seller has determined that, immediately after giving effect to each purchase hereunder, the Net Receivables Balance is at least equal to the sum of (i) the Aggregate Capital, plus (ii) the Aggregate Reserves.
     (w) Accounting. The manner in which Seller accounts for the transactions contemplated by this Agreement and the Receivables Sale Agreement does not jeopardize the true sale analysis.
ARTICLE VI.
CONDITIONS OF PURCHASES
     Section 6.1 Conditions Precedent to Initial Incremental Purchase. The initial Incremental Purchase of a Purchaser Interest under this Agreement is subject to the conditions precedent that (a) the Administrative Agent shall have received on or before the date of such purchase those documents listed on Schedule B, and (b) the Administrative Agent and each of the Purchasers shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the applicable Fee Letter.
     Section 6.2 Conditions Precedent to All Purchases and Reinvestments. Each purchase of a Purchaser Interest and each Reinvestment shall be subject to the further conditions precedent that (a) in the case of each such purchase or Reinvestment: (i) the Servicer shall have delivered to the Purchasers on or prior to the date of such purchase, in form and substance satisfactory to each of the Purchasers, all Receivables Reports as and when due under Section 8.5 and (ii) upon any Purchaser’s reasonable request, the Servicer shall have delivered to the Purchasers at least three (3) days prior to such purchase or Reinvestment an interim Receivables Report showing the amount of Eligible Receivables; (b) the Facility Termination Date shall not have occurred; (c) the Administrative Agent and the Purchasers shall have received such other approvals, opinions or documents as it may reasonably request and (d) on the date of each such Incremental Purchase or Reinvestment, the following statements shall be true (and acceptance of the proceeds of such

Incremental Purchase or Reinvestment shall be deemed a representation and warranty by Seller that such statements are then true):
     (i) the representations and warranties set forth in Section 5.1 are true and correct on and as of the date of such Incremental Purchase or Reinvestment as though made on and as of such date; provided, however, that so long as the RPM-Delaware Credit Agreement does not require the datedown as of each borrowing date of the absence of material adverse change representation thereunder, the representation contained in Section 5.1(m) of this Agreement need only be true as of the date of the initial Purchase hereunder;
     (ii) no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that will constitute an Amortization Event, and no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that would constitute a Potential Amortization Event; and
     (iii) the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 100%.
It is expressly understood that each Reinvestment shall, unless otherwise directed by the Administrative Agent or any Purchaser, occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment. The failure of Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of each Purchaser, which right may be exercised at any time on demand of such Purchaser, to rescind the related purchase and direct Seller to pay to such Purchaser its Percentages of the Collection prior to the Amortization Date that shall have been applied to the affected Reinvestment.
ARTICLE VII.
COVENANTS
     Section 7.1 Affirmative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms:
          (a) Financial Reporting. Such Seller Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Administrative Agent and each Purchaser:
          (i) Annual Reporting. As soon as available and in any event within 90 days after the end of each fiscal year of RPM-Delaware, (A) the audited annual financial statements of RPM-Delaware required to be delivered under Section 4.1(a)(i) of the Receivables Sale Agreement, together with (B) comparable unaudited annual financial statements of Seller.

          (ii) Quarterly Reporting. As soon as available and in any event within 45 days after the end of each fiscal quarter of RPM-Delaware, (A) the quarterly financial statements of RPM-Delaware required to be delivered under Section 4.1(a)(ii) of the Receivables Sale Agreement, together with (B) comparable unaudited quarterly financial statements of Seller.
          (iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V signed by the applicable Seller Party’s Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.
          (iv) Monthly Report. At any time that (i) the Servicer is rated below “Baa3” by Moody’s, “BBB-” by S&P, or “BBB-” by Fitch or (ii) the Administrative Agent has determined, in its reasonable discretion, that there has been material deterioration in the performance of the Receivables, upon the request of the Administrative Agent or any Purchaser, for as long as RPM-Delaware Inc. is the Servicer, the unaudited financial reports of the Servicer for the calendar month most recently ended.
          (v) Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of RPM-Delaware, copies of all financial statements, reports and proxy statements so furnished.
          (vi) S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements (other than any registration statements on Form S-8 or its equivalent) and any reports which RPM-Delaware files with the Securities and Exchange Commission.
          (vii) Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Originator, the Performance Guarantor or any Collection Bank, copies of the same.
          (viii) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the financial condition, operations, prospects or business of such Seller Party as the Administrative Agent or any Purchaser may from time to time reasonably request in order to protect the interests of the Administrative Agent and the Purchasers under or as contemplated by this Agreement.
          (b) Notices. Such Seller Party will notify the Administrative Agent and each Purchaser in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:
          (i) Amortization Events or Potential Amortization Events. The occurrence of each Amortization Event and each Potential Amortization Event, by a statement of an Authorized Officer of such Seller Party.

          (ii) Judgment and Proceedings. (A) (1) The entry of any judgment or decree against the Servicer or any of its respective Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against the Servicer and its Subsidiaries exceeds $40,000,000 after deducting (a) the amount with respect to which the Servicer or any such Subsidiary is insured and with respect to which the insurer has acknowledged responsibility, and (b) the amount for which the Servicer or any such Subsidiary is otherwise indemnified if the terms of such indemnification are satisfactory to the Administrative Agent and each Purchaser, and (2) the institution of any litigation, arbitration proceeding or governmental proceeding against the Servicer which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and (B) the entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding against Seller.
          (iii) Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.
          (iv) Defaults Under Other Agreements. The occurrence of a default or an event of default under any other financing arrangement relating to a line of credit or Indebtedness in excess of $5 million in aggregate principal amount pursuant to which any Originator is a debtor or an obligor.
          (v) Termination Date. The occurrence of the “Termination Date” under and as defined in the Receivables Sale Agreement.
          (vi) Downgrade of Performance Guarantor. Any downgrade in the rating of any Indebtedness of Performance Guarantor by S&P, or by Moody’s setting forth the Indebtedness affected and the nature of such change.
          (c) Compliance with Laws and Preservation of Corporate Existence. Such Seller Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Such Seller Party will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify could not reasonably be expected to have a Material Adverse Effect.
          (d) Audits. Such Seller Party will furnish to the Administrative Agent and each Purchaser from time to time such information with respect to it and the Receivables as the Administrative Agent or any of the Purchasers may reasonably request. Such Seller Party will, from time to time during regular business hours as requested by the Administrative Agent or any Purchaser upon reasonable notice and at the sole cost of such Seller Party, permit the Administrative Agent and each of the Purchasers, or their respective agents or representatives (and shall cause each Originator to permit the Administrative Agent and each of the Purchasers or their respective agents or representatives): (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of Seller or the Servicer having knowledge of such matters (each of the foregoing examinations and visits, a “Review”); provided, however, that, except in connection with an Extension Request, so long as no Amortization Event or Potential Amortization Event has occurred, the Seller Parties shall only be responsible for the costs and expenses of two (2) Reviews in any one calendar year.
          (e) Keeping and Marking of Records and Books.
     (i) The Servicer will (and will cause each Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will (and will cause each Originator to) give the Administrative Agent and each Purchaser notice of any material change in the administrative and operating procedures referred to in the previous sentence.
     (ii) Servicer will (and will cause each Originator to) (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Purchaser Interests with a legend, acceptable to the Administrative Agent and each Purchaser, describing the Purchaser Interests and (B) upon the request of the Administrative Agent or any of the Purchasers following the occurrence of an Amortization Event, deliver to the Administrative Agent all invoices included in the Contracts (including, without limitation, all multiple originals of any such invoice) relating to the Receivables.
          (f) Compliance with Contracts and Credit and Collection Policy. Servicer will (and will cause each Originator to) timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.
          (g) Performance and Enforcement of Receivables Sale Agreement and Performance Undertaking. Seller will, and will require each of the Originators to, perform each of their respective obligations and undertakings under and pursuant to the Receivables Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to Seller under the Receivables Sale Agreement. Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Administrative Agent and the Purchasers as assignees of Seller) under the Receivables Sale Agreement as the Administrative Agent and any Purchaser may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement. In addition, Seller will vigorously enforce the rights and remedies accorded to Seller under the Performance Undertaking.
          (h) Ownership. Seller will (or will cause each Originator to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased under the Receivables Sale Agreement irrevocably in Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent and the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Seller therein as the Administrative Agent and any Purchaser may reasonably request), and (ii) establish and maintain, in favor of the Administrative Agent, for the benefit of the Purchasers, a valid and perfected first priority undivided percentage ownership interest (and/or a valid and perfected first priority security interest) in all Receivables, Related Security and Collections to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent for the benefit of the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (for the benefit of the Purchasers) interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of the Administrative Agent for the benefit of the Purchasers as the Administrative Agent or any Purchaser may reasonably request).
          (i) Purchasers’ Reliance. Seller acknowledges that the Administrative Agent and the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon Seller’s identity as a legal entity that is separate from the Norwegian Company, each of the Originators, the Performance Guarantor and their respective other Affiliates (collectively, the “RPM Group”). Therefore, from and after the date of execution and delivery of this Agreement, Seller shall take all reasonable steps, including, without limitation, all steps that the Administrative Agent or any Purchaser may from time to time reasonably request, to maintain Seller’s identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of the members of the RPM Group thereof and not just a division thereof. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Seller will:
     (A) conduct its own business in its own name and require that all full-time employees of Seller, if any, identify themselves as such and not as employees of any member of the RPM Group (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as Seller’s employees);
     (B) compensate all employees, consultants and agents directly, from Seller’s own funds, for services provided to Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of Seller is also an employee, consultant or agent of a member of the RPM Group, allocate the compensation of such employee, consultant or agent between Seller and the members of the RPM Group on a basis that reflects the services rendered to Seller and the RPM Group;
     (C) clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of a member of the RPM Group, Seller shall lease such office at a fair market rent;
     (D) have separate stationery, invoices and checks in its own name;
     (E) conduct all transactions with the members of the RPM Group strictly on an arm’s-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Seller and the RPM Group on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;
     (F) at all times have a Board of Directors consisting of not less than three members, at least one member of which is an Independent Director;
     (G) observe all corporate formalities as a distinct entity, and ensure that all corporate actions relating to (A) the selection, maintenance or replacement of the Independent Director, (B) the dissolution or liquidation of Seller or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Seller, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);
     (H) maintain Seller’s books and records separate from those of the members of the RPM Group and otherwise readily identifiable as its own assets rather than assets of a member of the RPM Group;
     (I) prepare its financial statements separately from those of the RPM Group and insure that any consolidated financial statements of the RPM Group (or any member thereof) that include Seller and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that Seller is a separate legal entity and that its assets will be available first and foremost to satisfy the claims of the creditors of Seller;
     (J) except as herein specifically otherwise provided, maintain the funds or other assets of Seller separate from, and not commingled with, those of the members of the RPM Group and only maintain bank accounts or other depository accounts to which Seller alone is the account party, into which Seller alone (or Servicer, on Seller’s behalf) makes deposits and from which Seller alone (or Servicer, on Seller’s behalf, or the Administrative Agent hereunder) has the power to make withdrawals;
     (K) pay all of Seller’s operating expenses from Seller’s own assets (except for certain payments by a member of the RPM Group or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i));
     (L) operate its business and activities such that: it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivables Sale Agreement; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to Originators thereunder for the purchase of Receivables from Originators under the Receivables Sale Agreement, and (4) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;
     (M) maintain its Organic Documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Organic Documents in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, this Section 7.1(i);
     (N) maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement and the Performance Undertaking, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement or the Performance Undertaking, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivables Sale Agreement or the Performance Undertaking or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Administrative Agent and each of the Purchasers;
     (O) maintain its legal separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary;
     (P) maintain at all times the Required Capital Amount (as defined in the Receivables Sale Agreement) and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause the Required Capital Amount to cease to be so maintained;
     (Q) maintain its investment in the Norwegian Company at a level not to exceed 5% of the Norwegian Company’s outstanding voting Equity Interests; and
     (R) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Calfee, Halter & Griswold, LLP, as counsel for Seller, in connection with the closing or initial Incremental Purchase under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.
          (j) Collections. Such Seller Party will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to Seller or any Affiliate of Seller, Seller will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Administrative Agent and the Purchasers. Seller will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each Lock-Box and Collection Account and shall not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Administrative Agent as contemplated by this Agreement and except that Seller may authorize the Servicer to make deposits to and withdrawals from the Collection Accounts prior to delivery of the Collection Notices.
          (k) Taxes. Such Seller Party will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. Seller will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of the Administrative Agent or any of the Purchasers.
          (l) Insurance. Seller will maintain in effect, or cause to be maintained in effect, at Seller’s own expense, such casualty and liability insurance as Seller shall deem appropriate in its good faith business judgment.

          (m) Payment to Originators. With respect to any Receivable purchased by Seller from an Originator, such sale shall be effected under, and in strict compliance with the terms of, the Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to such Originator in respect of the purchase price for such Receivable.
     Section 7.2 Negative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms:
          (a) Name Change, Offices and Records. Seller will not change its name, identity or legal structure (within the meaning of Section 9-507(c) of any applicable enactment of the UCC) or relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Administrative Agent and each Purchaser at least forty-five (45) days’ prior written notice thereof and (ii) delivered to the Administrative Agent all financing statements, instruments and other documents reasonably requested by the Administrative Agent or any Purchaser in connection with such change or relocation.
          (b) Change in Payment Instructions to Obligors. Except as may be required by the Administrative Agent pursuant to Section 8.2(b), such Seller Party will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Administrative Agent and the Purchasers shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.
          (c) Modifications to Contracts and Credit and Collection Policy. No Seller Party will, and will not permit any Originator to, make any change to the Credit and Collection Policy that could adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables. Except as provided in Section 8.2(d), no Seller Party will, or will permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto in any material respect other than in accordance with the Credit and Collection Policy.
          (d) Sales, Liens. Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Administrative Agent and the Purchasers provided for herein), and Seller will defend the right, title and interest of the Administrative Agent and the Purchasers in, to and

under any of the foregoing property, against all claims of third parties claiming through or under Seller or any Originator.
          (e) Net Receivables Balance. At no time prior to the Amortization Date shall Seller permit the Net Receivables Balance to be less than an amount equal to the sum of (i) the Aggregate Capital plus (ii) the Aggregate Reserves.
          (f) Termination Date Determination. Seller will not designate the Termination Date (as defined in the Receivables Sale Agreement), or send any written notice to any Originator in respect thereof, without the prior written consent of the Administrative Agent and the Purchasers, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(d) of the Receivables Sale Agreement.
          (g) Restricted Junior Payments. From and after the occurrence of any Amortization Event, Seller will not make any Restricted Junior Payment if, after giving effect thereto, Seller would fail to meet its obligations set forth in Section 7.2(e).
          (h) Seller Indebtedness. Seller will not incur or permit to exist any Indebtedness or liability on account of deposits except: (i) the Obligations, (ii) the Subordinated Loans (as defined in the Receivables Sale Agreement), and (iii) other current accounts payable arising in the ordinary course of business and not overdue.
          (i) Prohibition on Additional Negative Pledges. Seller will not (and will not authorize any Originator to) enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Adverse Claim upon the Receivables, Collections or Related Security except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents. Seller will not (and will not authorize any Originator to) enter into or assume any agreement creating any Adverse Claim upon the Subordinated Notes (as defined in the Receivables Sale Agreement).
ARTICLE VIII.
ADMINISTRATION AND COLLECTION
     Section 8.1 Designation of Servicer.
     (a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 8.1. RPM-Delaware is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. At any time after the occurrence of an Amortization Event, the Administrative Agent and the Purchasers may at any time designate as Servicer any Person to succeed RPM-Delaware or any successor Servicer.
     (b) RPM-Delaware may delegate, and RPM-Delaware hereby advises the Purchasers and the Administrative Agent that it has delegated, to the Originators, as sub-servicers of the Servicer, certain of its duties and responsibilities as Servicer hereunder in respect of the Receivables originated by such Originators. Without the prior written consent of the Purchasers, the Servicer shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than (i) Seller, (ii) the Originators, and (iii) with respect to certain Charged-Off Receivables, outside collection agencies in accordance with its customary practices, except as permitted in Section 8.1(a). Seller shall not be permitted to further delegate to any other Person any of the duties or responsibilities of Servicer delegated to it by RPM-Delaware. If at any time following the occurrence of an Amortization Event, the Purchasers shall designate as Servicer any Person other than RPM-Delaware, all duties and responsibilities theretofore delegated by RPM-Delaware to Seller or any Originator may, at the discretion of any of the Administrative Agent, be terminated forthwith on notice given by the Administrative Agent or any Purchaser to the Administrative Agent or the other Purchaser, as applicable, RPM-Delaware and to Seller.
     (c) Notwithstanding the foregoing subsection (b), (i) Servicer shall be and remain primarily liable to the Administrative Agent and the Purchasers for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Administrative Agent and the Purchasers shall be entitled to deal exclusively with Servicer in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Administrative Agent and the Purchasers shall not be required to give notice, demand or other communication to any Person other than Servicer in order for communication to the Servicer and its sub-servicer or other delegate with respect thereto to be accomplished. Servicer, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.
     Section 8.2 Duties of Servicer.
     (a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.
     (b) The Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Collection Account. The Servicer shall effect a Collection Account Agreement substantially in the form of Exhibit VI with each bank party to a Collection Account at any time. In the case of any remittances received in any Lock-Box or Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Administrative Agent delivers to any Collection Bank a Collection Notice pursuant to Section 8.3, the Administrative Agent may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors with respect to the Receivables, to remit all payments thereon to a new depositary account specified by the Administrative Agent and, at all times thereafter, Seller and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.
     (c) The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Servicer shall set aside and hold in trust for the account of Seller and the Purchasers their respective shares of the Collections (or such funds or other assets arising therefrom) in accordance with Article II. The Servicer shall, upon the request of any Agent, segregate, in a manner acceptable to the Administrative Agent and the Purchasers, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Seller prior to the remittance thereof in accordance with Article II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Administrative Agent such allocable share of Collections of Receivables set aside for the Purchasers on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.
     (d) The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable, Defaulted Receivable or Charged-Off Receivable or limit the rights of the Administrative Agent or the Purchasers under this Agreement. Notwithstanding anything to the contrary contained herein, the Administrative Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.
     (e) The Servicer shall hold in trust for Seller and the Purchasers all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of any Agent, deliver or make available to the Administrative Agent all such Records, at a place selected by the Administrative Agent. The Servicer shall, as soon as practicable following receipt thereof turn over to Seller any cash collections or other cash proceeds received with respect to Indebtedness not constituting Receivables. The Servicer shall, from time to time at the request of any Purchaser, furnish to the Purchasers (promptly after any such request) a calculation of the amounts set aside for the Purchasers pursuant to Article II.
     (f) Any payment by an Obligor in respect of any indebtedness owed by it to an Originator or Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

     Section 8.3 Collection Notices. The Administrative Agent is authorized at any time to date and to deliver to the Collection Banks the Collection Notices. Seller hereby transfers to the Administrative Agent for the benefit of the Purchasers, effective when the Administrative Agent delivers such notice, the exclusive ownership and control of each Lock-Box and the Collection Accounts. In case any authorized signatory of Seller whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. Seller hereby authorizes the Administrative Agent, and agrees that the Administrative Agent shall be entitled after the occurrence of an Amortization Event to (i) endorse Seller’s name on checks and other instruments representing Collections, (ii) enforce the Receivables, the related Contracts and the Related Security and (iii) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Administrative Agent rather than Seller.
     Section 8.4 Responsibilities of Seller. Anything herein to the contrary notwithstanding, the exercise by the Administrative Agent and the Purchasers of their rights hereunder shall not release the Servicer, any Originator or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. The Purchasers shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller.
     Section 8.5 Reports. The Servicer shall compile and complete the following reports based on information received by it from the Originators under the Receivables Sale Agreement and forward to the Administrative Agent and the Purchasers (i) on the 15th day of each month or if such date is not a Business Day, the next Business Day (the “Monthly Reporting Date”), and at such times as the Administrative Agent or any Purchaser shall request (an “Interim Reporting Date”), a Receivables Report and (ii) at such times as the Administrative Agent or any Purchaser shall reasonably request, a listing by Obligor of all Receivables together with an aging of such Receivables.
     Section 8.6 Servicing Fees. In consideration of RPM-Delaware’s agreement to act as Servicer hereunder, the Purchasers hereby agree that, so long as RPM-Delaware shall continue to perform as Servicer hereunder, Seller shall pay over to RPM-Delaware a fee (the “Servicing Fee”) on the first calendar day of each month, in arrears for the immediately preceding month, equal to 1% per annum of the average aggregate Outstanding Balance of all Receivables during such period, as compensation for its servicing activities.
ARTICLE IX.
AMORTIZATION EVENTS
     Section 9.1 Amortization Events. The occurrence of any one or more of the following events shall constitute an “Amortization Event”:
     (a) Any Seller Party shall fail to make any payment or deposit required under this Agreement or any other Transaction Document to which it is a party on or within one (1) Business Day after the date on which the same is required to be made.

     (b) Any Seller Party shall fail to perform or observe any covenant contained in any provision of Section 7.2 (other than Section 7.2(c)) or Section 8.5.
     (c) Any Seller Party shall fail to perform or observe any other covenant, agreement or other obligation hereunder (other than as referred to in another paragraph of this Section 9.1) or any other Transaction Document to which it is a party and such failure shall continue for three (3) consecutive Business Days following the earlier to occur of (i) notice from the Administrative Agent or any Purchaser of such non-performance or non-observance, or (ii) the date on which a Responsible Officer of such Seller Party otherwise becomes aware of such non-performance or non-observance.
     (d) Any representation, warranty, certification or statement made by any Seller Party in this Agreement, any other Transaction Document or in any other document required to be delivered pursuant hereto or thereto shall prove to have been incorrect when made or deemed made in any material respect and is not cured within five (5) Business Days following the earlier to occur of (i) notice from the Administrative Agent or any Purchaser of such inaccuracy or (ii) the date on which a Responsible Officer of such Seller Party otherwise becomes aware of such inaccuracy; provided that the materiality threshold in this subsection shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold although the five (5) Business Day cure period shall continue to apply.
     (e) (i) Seller shall default in the payment when due of any principal or of or interest on any Indebtedness, or any event or condition shall occur which results in the acceleration of the maturity of any such Indebtedness; or (ii) any Originator shall default, or the Performance Guarantor or any of its Subsidiaries (other than an Originator or Seller) shall default, in the payment when due of any principal or of or interest on any Material Indebtedness; or any event or condition shall occur which results in the acceleration of the maturity of any such Material Indebtedness.
     (f) (i) Any Seller Party, any Originator or any Significant Subsidiary (as defined in the RPM Credit Agreement) shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any Seller Party, any Originator or any Significant Subsidiary seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (iii) any Seller Party, any Originator or any Significant Subsidiary shall take any corporate action to authorize any of the actions set forth in clauses (i) or (ii) above in this subsection (f).
     (g) Seller shall fail to comply with the terms of Section 2.6 hereof.
     (h) As at the end of any calendar month:

     (i) the average of the Dilution Ratios for the three months then most recently ended shall exceed 4.5%;
     (ii) the Days Sales Outstanding shall not exceed 73; or
     (iii) the average of the Past Due Ratios for the three months then most recently ended shall exceed 6.0%.
     (i) A Change of Control shall occur.
     (j) (i) One or more final judgments for the payment of money shall be entered against Seller or (ii) one or more final judgments for the payment of money in an amount in excess of $40,000,000, individually or in the aggregate, shall be entered against the Servicer on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for ten (10) consecutive days without a stay of execution.
     (k) Either (i) the “Termination Date” under and as defined in the Receivables Sale Agreement shall occur with respect to any Originator or (ii) any Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under the Receivables Sale Agreement, provided, however, that upon 30 days’ prior written notice, an Originator may cease to sell or contribute Receivables to the Seller under the Receivables Sale Agreement without causing an Amortization Event under this Agreement if (1) such Originator has consolidated or merged with or into another Originator, or (2) to the extent that (a) Aggregate Capital plus Aggregate Reserves continue to be equal to or less than the Net Receivables Balance after such Originator ceases to sell or contribute, (b) RPM-Delaware and the remaining Originators agree to such modified transaction terms which may be requested by the Administrative Agent and the Purchasers as being necessary to maintain an implied rating equivalent to the implied rating of the facility evidenced by this Agreement prior to such Originator ceasing to sell or contribute, as determined in the exercise of the Administrative Agent’s and the Purchasers’ reasonable credit judgment, including to (I) establish the Dilution Ratio, Delinquency Ratio and Past Due Ratio for this Agreement after such Originator ceases to sell or contribute which shall be set and calculated consistent with the methodology used to set and calculate such ratios prior to such Originator ceasing to sell or contribute, (II) establish Concentration Limits and Aggregate Reserves (such Aggregate Reserves to be structured to an “AA” level using S&P’s trade receivables securitization methodology) for the facility evidenced by this Agreement after such Originator ceases to sell or contribute which shall be set and calculated consistent with such methodology prior to such Originator’s ceasing to sell or contribute and (III) establish standards for items (ii)-(v) of the definition of “Eligible Receivable” which are consistent with those required for the Facility prior to such Originator’s ceasing to sell or contribute and are based on the Receivables of the remaining Originators, and (c) no Amortization Event or Potential Amortization Event shall exist after such Originator shall cease to sell or contribute.

     (l) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, or any Obligor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Administrative Agent for the benefit of the Purchasers shall cease to have a valid and perfected first priority security interest in the Receivables, the Related Security and the Collections with respect thereto and the Collection Accounts.
     (m) The Performance Guarantor shall fail to pay, upon demand, any amount required to be paid by it under the Performance Undertaking, or the Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of RPM-Delaware, or RPM-Delaware shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability.
     (n) RPM-Delaware shall permit the Indebtedness of RPM-Delaware and its Subsidiaries, determined on a consolidated basis, on any date to exceed 65% of the sum of such Indebtedness and consolidated shareholders’ equity of RPM-Delaware and its consolidated Subsidiaries on such date.
     (o) RPM-Delaware shall permit the ratio, calculated as at the end of each fiscal quarter ending after the date of this Agreement for the four fiscal quarters then ended, of EBITDA for such period to Interest Expense for such period to be less than 3.5:1.0.
     Section 9.2 Remedies. Upon the occurrence and during the continuation of an Amortization Event, the Administrative Agent may, and upon the direction of either of the Purchasers, shall, take any of the following actions: (i) replace the Person then acting as Servicer, (ii) declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Amortization Event described in Section 9.1(f)(ii), or of an actual or deemed entry of an order for relief with respect to any Seller Party under the Federal Bankruptcy Code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, (iii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any of the Aggregate Unpaids outstanding at such time, (iv) deliver the Collection Notices to the Collection Banks, and (v) notify Obligors of the Purchasers’ interest in the Receivables. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Administrative Agent and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE X.
INDEMNIFICATION
     Section 10.1 Indemnities by the Seller. Without limiting any other rights that the Administrative Agent or any Purchaser may have hereunder or under applicable law, Seller hereby agrees to indemnify (and pay upon demand to) the Administrative Agent and each of the Purchasers and their respective assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of the Administrative Agent or such Purchaser) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by a Purchaser of an interest in the Receivables excluding, however, in all of the foregoing instances:
          (a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;
          (b) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or
          (c) taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Purchasers of Purchaser Interests as a loan or loans by the Purchasers to Seller secured by the Receivables, the Related Security, the Collection Accounts and the Collections;
provided, however, that nothing contained in this sentence shall limit the liability of Seller or limit the recourse of the Purchasers to Seller for amounts otherwise specifically provided to be paid by Seller under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Seller shall indemnify the Indemnified Parties for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Seller) relating to or resulting from:
     (i) any representation or warranty made by any Seller Party or any Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report required to be delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;
     (ii) the failure by any Seller Party or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;
     (iii) any failure of any Seller Party or any Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;
     (iv) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;
     (v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;
     (vi) the commingling of Collections of Receivables at any time with other funds;
     (vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of an Incremental Purchase or a Reinvestment, the ownership of the Purchaser Interests or any other investigation, litigation or proceeding relating to any Seller Party or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;
     (viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;
     (ix) any Amortization Event described in Section 9.1(f);
     (x) any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from any Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Seller to give reasonably equivalent value to the applicable Originator under the Receivables Sale Agreement in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

     (xi) any failure to vest and maintain vested in the Administrative Agent for the benefit of the Purchasers, or to transfer to the Administrative Agent for the benefit of the Purchasers, legal and equitable title to, and ownership of, a first priority perfected undivided percentage ownership interest (to the extent of the Purchaser Interests contemplated hereunder) or security interest in the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim (except as created by the Transaction Documents);
     (xii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of any Incremental Purchase or Reinvestment or at any subsequent time;
     (xiii) any action or omission by any Seller Party which reduces or impairs the rights of the Administrative Agent or the Purchasers with respect to any Receivable or the value of any such Receivable;
     (xiv) any attempt by any Person to void any Incremental Purchase or Reinvestment hereunder under statutory provisions or common law or equitable action; and
     (xv) the failure of any Receivable included in the calculation of the Net Receivables Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.
     Section 10.2 Indemnities by the Servicer. Without limiting any other rights that the Administrative Agent or any Purchaser may have hereunder or under applicable law, Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of the Administrative Agent or such Purchaser) and disbursements (all of the foregoing being collectively referred to as “Servicer Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of Servicer’s failure to duly and punctually perform its obligations under this Agreement excluding, however, in all of the foregoing instances:
          (a) Servicer Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification; and
          (b) Servicer Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor;

provided, however, that nothing contained in this sentence shall limit the liability of Servicer or limit the recourse of the Purchasers to Servicer for Collections received by the Servicer and required to be remitted by it under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Servicer shall indemnify the Indemnified Parties for Servicer Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to the Servicer) relating to or resulting from:
     (i) any representation or warranty made by Servicer (or any officers of Servicer) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;
     (ii) the failure by Servicer to comply with any applicable law, rule or regulation with respect to the collection of any Receivable or Related Security;
     (iii) any failure of Servicer to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;
     (iv) the commingling by the Servicer of Collections of Receivables or funds or other assets arising therefrom at any time with other funds;
     (v) any investigation, litigation or proceeding relating to Servicer in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;
     (vi) any Amortization Event of the described in Section 9.1(f) with respect to Servicer; and
     (vii) any action or omission by Servicer relating to its obligations hereunder which reduces or impairs the rights of the Administrative Agent or the Purchasers with respect to any Receivable or the value of any such Receivable.
     Section 10.3 Increased Cost and Reduced Return. If after the date hereof, any Purchaser shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy), any accounting principles or any change in any of the foregoing, or any change in the interpretation or administration thereof by the Financial Accounting Standards Board (“FASB”), any governmental authority, any central bank or any comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority or agency: (i) that subjects any Purchaser to any charge or withholding on or with respect to this Agreement or a Purchaser’s obligations hereunder, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Purchaser of any amounts payable hereunder (except for changes in the rate of tax on the overall net income of a Purchaser or taxes excluded by Section 10.1) or

(ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Purchaser, or credit extended by a Purchaser pursuant to this Agreement or (iii) that imposes any other condition the result of which is to increase the cost to a Purchaser of performing its obligations hereunder, or to reduce the rate of return on a Purchaser’s capital as a consequence of its obligations hereunder, or to reduce the amount of any sum received or receivable by a Purchaser under this Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the applicable Purchaser, Seller shall pay to such Purchaser, such amounts charged to such Purchaser or such amounts to otherwise compensate such Purchaser for such increased cost or such reduction. Notwithstanding the foregoing, no Purchaser that is not organized under the laws of the United States of America, or a state thereof, shall be entitled to reimbursement or compensation hereunder unless and until it has delivered to the Seller two (2) duly completed and signed originals of United States Internal Revenue Service Form W-8BEN or W-8ECI, as applicable, certifying in either case that such Purchaser is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.
     Section 10.4 Other Costs and Expenses. Subject to the limitations set forth in the Fee Letter, Seller shall pay to the Administrative Agent and the Purchasers on demand all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of Purchasers’ auditors auditing the books, records and procedures of Seller, reasonable fees and out-of-pocket expenses of legal counsel for the Administrative Agent and the Purchasers (which such counsel may be employees of the Administrative Agent or a Purchaser) with respect thereto and with respect to advising the Administrative Agent and the Purchasers as to their respective rights and remedies under this Agreement. Seller shall pay to the Administrative Agent and the Purchasers on demand any and all costs and expenses of the Administrative Agent and the Purchasers, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.
ARTICLE XI.
THE ADMINISTRATIVE AGENT
     Section 11.1 Appointment.
          (a) Each Purchaser hereby irrevocably designates and appoints Wachovia Bank, National Association, as Administrative Agent hereunder, and authorizes the Administrative Agent to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser, and no implied covenants,functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or otherwise exist against the Administrative Agent.
          (b) The provisions of this Article XI are solely for the benefit of the Administrative Agent and the Purchasers, and neither of the Seller Parties shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article XI, except that this Article XI shall not affect any obligations which the Administrative Agent or any Purchaser may have to either of the Seller Parties under the other provisions of this Agreement.
          (c) In performing its functions and duties hereunder, the Administrative Agent shall act solely as the agent of the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for either of the Seller Parties or any of their respective successors and assigns.
     Section 11.2 Delegation of Duties. The Administrative Agent may execute any of its duties under the applicable Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
     Section 11.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 11.2 under or in connection with the Transaction Documents (except for its, their or such Person’s own bad faith, gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Purchasers or other agents for any recitals, statements, representations or warranties made by the Seller contained in any Transaction Document or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, any Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of either of the Seller Parties to perform its respective obligations hereunder, or for the satisfaction of any condition specified in Article VI, except receipt of items required to be delivered to the Administrative Agent. The Administrative Agent shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, any Transaction Document, or to inspect the properties, books or records of the Seller Parties. This Section 11.3 is intended solely to govern the relationship between the Administrative Agent, on the one hand, and the Purchasers on the other.
     Section 11.4 Reliance by the Administrative Agent and the Purchasers.
          (a) The Administrative Agent and each Purchaser shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Seller Parties), independent accountants and other experts selected by the Administrative Agent or such Purchaser. The Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of each Purchaser (except where another provision of this Agreement specifically authorizes the Administrative Agent to take action based on the instructions of either Purchaser).
          (b) Any action taken by the Administrative Agent in accordance with Section 11.4(a) shall be binding upon all Purchasers.
     Section 11.5 Notice of Amortization Events. Neither the Administrative Agent nor any Purchaser shall be deemed to have knowledge or notice of the occurrence of any Amortization Event or Potential Amortization Event unless it has received notice from the Administrative Agent or another Purchaser, as applicable, or a Seller Party referring to this Agreement, stating that an Amortization Event or Potential Amortization Event has occurred hereunder and describing such Amortization Event or Potential Amortization Event. In the event that the Administrative Agent or any Purchaser receives such a notice, it shall promptly give notice thereof to the Administrative Agent and the other Purchasers, as applicable. The Administrative Agent shall take such action with respect to such Amortization Event or Potential Amortization Event as shall be directed by any Purchaser.
     Section 11.6 Non-Reliance on the Administrative Agent and Other Purchasers. Each of the Purchasers expressly acknowledges that neither the Administrative Agent, nor any of the Administrative Agent’s officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including, without limitation, any review of the affairs of the Seller Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each of the Purchasers also represents and warrants to the Administrative Agent and the other Purchasers that it has, independently and without reliance upon any such Person (or any of their Affiliates) and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller Parties and made its own decision to enter into this Agreement. Each of the Purchasers also represents that it will, independently and without reliance upon the Administrative Agent or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, prospects, financial and other condition and creditworthiness of the Seller Parties. Neither the Administrative Agent nor any Purchaser, nor any of their respective Affiliates, shall have any duty or responsibility to provide any party to this Agreement with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Seller Parties which may come into the possession of such Person or any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

     Section 11.7 Indemnification of Administrative Agent.
          (a) Each Purchaser agrees to indemnify the Administrative Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller Parties and without limiting the obligation of the Seller Parties to do so), ratably in accordance with their respective Percentages or Capital, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent or such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Administrative Agent in its capacity as Administrative Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or the execution, delivery or performance of this Agreement or any other document furnished in connection herewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the bad faith, gross negligence or willful misconduct of the Administrative Agent or such Person as finally determined by a court of competent jurisdiction).
     Section 11.8 Administrative Agent in its Individual Capacity. The Administrative Agent in its individual capacity and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Seller Parties and their Affiliates as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Purchaser Interests, if any, pursuant to this Agreement, the Administrative Agent shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not the Administrative Agent, and the terms “Purchaser” and “Purchasers” shall include the Administrative Agent in its individual capacity.
     Section 11.9 Successor Administrative Agent. The Administrative Agent, upon five (5) days’ notice to the Seller Parties and the Purchasers, may voluntarily resign and may be removed at any time, with or without cause, by both Purchasers, whereupon Fifth Third Bank shall become the successor Administrative Agent; provided, however, that Wachovia Capital Markets, LLC shall not voluntarily resign as the Administrative Agent so long as Wachovia’s Commitment remains in effect or Wachovia has any outstanding Purchaser Interests hereunder. Upon resignation or replacement of any Administrative Agent in accordance with this Section 11.9, the retiring Administrative Agent shall execute such UCC-3 assignments and amendments, and assignments and amendments of the Transaction Documents, as may be necessary to give effect to its replacement by a successor Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of Article X and this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
     Section 11.10 [RESERVED].
     Section 11.11 UCC Filings. Each of the Purchasers hereby expressly recognizes and agrees that the Administrative Agent may be designated as the secured party of record on the various UCC filings required to be made under this Agreement and the party entitled to amend, release and terminate the UCC filings under the Receivable Sale Agreement in order to perfect their respective interests in the Receivables, Collections and Related Security, that such designation shall be for administrative convenience only in creating a record or nominee holder to take certain actions hereunder on behalf of the Purchasers and that such listing will not affect in any way the status of the Purchasers as the true parties in interest with respect to the Purchaser Interests. In addition, such listing shall impose no duties on the Administrative Agent other than those expressly and specifically undertaken in accordance with this Article XI.
ARTICLE XII.
ASSIGNMENTS; PARTICIPATIONS
     Section 12.1 Assignments. Any Purchaser may at any time and from time to time assign to one or more Persons (each, an “Assignee Purchaser”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit VII hereto (the “Assignment Agreement”) executed by such Assignee Purchaser and such selling Purchaser. The consent of the Seller (which consent shall not be unreasonably withheld or delayed) shall be required prior to the effectiveness of any such assignment other than to an existing Purchaser. Each assignee of a Purchaser must (i) have a short-term debt rating of A-1 or better by S&P and P-1 by Moody’s Investor Service, Inc. or a long term debt rating of “A” by S&P and “A2” or better by Moody’s. Upon delivery of the executed Assignment Agreement to the Administrative Agent, such selling Purchaser shall be released from its obligations hereunder to the extent of such assignment. Thereafter the Assignee Purchaser shall for all purposes be a Purchaser party to this Agreement and shall have all the rights and obligations of a Purchaser under this Agreement to the same extent as if it were an original party hereto and thereto, and no further consent or action by Seller, the Purchasers or the Administrative Agent shall be required. Neither Seller nor the Servicer shall have the right to assign its rights or obligations under this Agreement.
     Section 12.2 Participations. Any Purchaser may, in the ordinary course of its business at any time sell to one or more Persons (each a “Participant”) participating interests in its Commitment and Purchaser Interest. Notwithstanding any such sale by a Purchaser of a participating interest to a Participant, such Purchaser’s rights and obligations under this Agreement shall remain unchanged, such Purchaser shall remain solely responsible for the performance of its obligations hereunder, and each of the parties hereto shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement. Each Purchaser agrees that any agreement between such Purchaser and any such Participant in respect of such participating interest shall not restrict such Purchaser’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 14.1(b)(i).

ARTICLE XIII.
[RESERVED].
ARTICLE XIV.
MISCELLANEOUS
     Section 14.1 Waivers and Amendments.
     (a) No failure or delay on the part of the Administrative Agent or any Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.
     (b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 14.1(b). This Agreement and the provisions hereof may only be amended, supplemented, modified or waived in a writing signed by the Purchasers, the Seller and the Administrative Agent.
Notwithstanding the foregoing, (i) without the consent of the Purchasers, but with the consent of Seller, the Administrative Agent may amend this Agreement solely to add additional Persons as Purchasers hereunder and (ii) the Administrative Agent and the Purchasers may enter into amendments to modify any of the terms or provisions of Article XI, Article XII, or Section 14.13 of this Agreement without the consent of Seller, provided that such amendment has no negative impact upon Seller. Any modification or waiver made in accordance with this Section 14.1 shall apply to each of the Purchasers equally and shall be binding upon Seller, the Purchasers and the Administrative Agent.
     Section 14.2 Notices. Except as provided in this Section 14.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 14.2. Seller hereby authorizes the Purchasers to effect purchases and Tranche Period and Discount Rate selections based on telephonic notices made by any Person whom the Administrative Agent in good faith believes to be acting on behalf of Seller. Seller agrees to deliver promptly to the Administrative Agent a written confirmation of each telephonic notice signed by an authorized officer of Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Administrative Agent, the records of the Administrative Agent shall govern absent manifest error.
     Section 14.3 Ratable Payments. If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 10.3 or 10.4) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
     Section 14.4 Protection of Purchaser Interests.
     (a) Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Administrative Agent may request, to perfect, protect or more fully evidence the Purchaser Interests, or to enable the Administrative Agent or the Purchasers to exercise and enforce their rights and remedies hereunder. At any time after the occurrence of an Amortization Event, the Administrative Agent may, or the Administrative Agent may direct Seller or the Servicer to, notify the Obligors of Receivables, at Seller’s expense, of the ownership or security interests of the Purchasers under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Administrative Agent or its designee. Seller or the Servicer (as applicable) shall, at any Purchaser’s request, withhold the identity of such Purchaser in any such notification.
     (b) If any Seller Party fails to perform any of its obligations hereunder, the Administrative Agent or any Purchaser may (but shall not be required to) perform, or cause performance of, such obligations, and the Administrative Agent’s or such Purchaser’s costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 10.4. Each Seller Party irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent, and appoints the Administrative Agent as its attorney-in-fact, to act on behalf of such Seller Party (i) to execute on behalf of Seller as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchasers in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchasers in the Receivables. This appointment is coupled with an interest and is irrevocable.

     Section 14.5 Confidentiality.
     (a) Each of the parties hereto shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Fee Letter and the other confidential or proprietary information with respect to the Originators, the Administrative Agent, the Purchasers and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such party and its directors, officers and employees may disclose such information (i) to such party’s external accountants, attorneys, investors, potential investors and credit enhancers and the agents or advisors of such Persons and (ii) as required by any applicable law, regulation or order of any judicial or administrative proceeding provided that each party shall use commercially reasonable efforts to ensure, to the extent permitted given the circumstances, that any such information which is so disclosed is kept confidential.
     (b) Anything herein to the contrary notwithstanding, each Originator hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent and each of the Purchasers, (ii) to any prospective or actual assignee or participant of the Administrative Agent or any of the Purchasers, and (iii) to any rating agency, and to any officers, directors, employees, outside accountants, advisors and attorneys of any of the foregoing, provided each such Person is advised of the confidential nature of such information and, in the case of a Person described in clause (ii) above, agrees to be bound by the provisions of this Section 14.5. In addition, the Administrative Agent and the Purchasers may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law) although each of them shall use commercially reasonable efforts to ensure, to the extent permitted given the circumstances, that any such information which is so disclosed is kept confidential.
     Section 14.6 [RESERVED].
     Section 14.7 Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Administrative Agent or any Purchaser, no claim may be made by any Seller Party or any other Person against the Administrative Agent or any Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Seller Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     Section 14.8 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO) EXCEPT TO THE EXTENT

THAT THE PERFECTION OF THE ADMINISTRATIVE AGENT’S OR PURCHASERS’ OWNERSHIP OF OR SECURITY INTEREST IN THE RECEIVABLES AND RELATED SECURITY OR REMEDIES HEREUNDER IN RESPECT THEREOF ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
     Section 14.9 CONSENT TO JURISDICTION. EACH SELLER PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST THE ADMINISTRATIVE AGENT OR ANY PURCHASER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, NEW YORK.
     Section 14.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.
     Section 14.11 Integration; Binding Effect; Survival of Terms.
     (a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.
     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Article X, and Sections 14.5 and 14.6 shall be continuing and shall survive any termination of this Agreement.
     Section 14.12 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.
     Section 14.13 Characterization.
     (a) It is the intention of the parties hereto that each purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which purchase shall provide the applicable Purchaser with the full benefits of ownership of the applicable Purchaser Interest. Except as specifically provided in this Agreement, each sale of a Purchaser Interest hereunder is made without recourse to Seller; provided, however, that (i) Seller shall be liable to each of the Purchasers and the Administrative Agent for all representations, warranties, covenants and indemnities made by Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by any Purchaser or the Administrative Agent or any assignee thereof of any obligation of Seller or any Originator or any other Person arising in connection with the Receivables, the Related Security, or the related Contracts, or any other obligations of Seller or any Originator.
     (b) In addition to any ownership interest which the Administrative Agent may from time to time acquire pursuant hereto, Seller hereby grants to the Administrative Agent for the ratable benefit of the Purchasers a valid and perfected security interest in all of Seller’s right, title and interest in, to and under all Receivables now existing or hereafter arising, the Collections, each Lock-Box, each Collection Account, all Related Security, all other rights and payments relating to such Receivables, and all proceeds of any thereof prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids. The Administrative Agent and the Purchasers shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

EXECUTION VERSION
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

RPM FUNDING CORPORATION, as Seller
By:	/s/ Edward W. Moore
	Name:	Edward W. Moore
	Title:	Secretary

Address:
RPM Funding Corporation
2628 Pearl Road, Suite 100
Medina, Ohio 44258
Attention: Treasurer
Phone: (330) 273-8837
Fax: (330) 225-6574

RPM INTERNATIONAL INC., as Servicer
By:	/s/ Edward W. Moore
	Name:	Edward W. Moore
	Title:	Vice President, General Counsel and Secretary

Address:
RPM International Inc.
2628 Pearl Road
P.O. Box 777
Medina, Ohio 44258
Attention: Treasurer
Phone: (330) 273-8837
Fax: (330) 225-6574

FIFTH THIRD BANK, as a Purchaser
By:	/s/ Andrew D. Jones
	Name:	Andrew D. Jones
	Title:	Assistant Vice President

Address:
Fifth Third Bank
38 Fountain Square Plaza, MD 109046
Cincinnati, OH 45263
Attention: Andrew D. Jones
Phone: (513) 534-0836
Fax: (513) 534-0319

WACHOVIA BANK, NATIONAL ASSOCIATION, individually as a Purchaser and as Administrative Agent

By:	/s/ Michael J. Landry
	Name:	Michael J. Landry
	Title:	Vice President

Address:	Wachovia Bank, National Association 171 17th Street, N.W., 4th Floor Mail-stop GA4524 Atlanta, GA 30363 Attention: Michael Landry Phone: (404) 214-6388 Fax: (404) 214-5481

EXHIBIT I
DEFINITIONS
          As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Accrual Period” means each calendar month, provided that the initial Accrual Period hereunder means the period from (and including) the date of the initial purchase hereunder to (and including) the last day of the calendar month thereafter.
          “Adjusted Dilution Ratio” means, at any time, the rolling average of the Dilution Ratio for the 12 Calculation Periods then most recently ended.
          “Adjusted Eligible Receivables” means the aggregate Outstanding Balance of Eligible Receivables less (i) the Cash Discount Exposure Factor; (ii) the Contractual Rebate Accruals; (iii) the aggregate Outstanding Balance of all State Government Receivables in excess of 3% of the aggregate Outstanding Balance of all Receivables; (iv) the aggregate Outstanding Balance of all other Government Receivables in excess of 5% of the aggregate Outstanding Balance of all Receivables; (v) the aggregate Outstanding Balance of all Canadian Receivables in excess of 3% of the aggregate Outstanding Balance of all Receivables; (vi) the aggregate Outstanding Balance of all Foreign Receivables in excess of 3% of the aggregate Outstanding Balance of all Receivables; (vii) the aggregate Outstanding Balance of all Eligible Receivables which by their terms are due 62-91 days after the date of invoice in excess of 15% of the aggregate Outstanding Balance of all Receivables; (viii) the aggregate Outstanding Balance of all Eligible Receivables which by their terms are due 92-121 days after the date of invoice in excess of 3% of the aggregate Outstanding Balance of all Receivables; and (ix) Excluded Government Receivables; provided, however, that either Purchaser may, upon not less than five Business Days’ notice to Seller and the other Purchaser, decrease or eliminate any of the percentages specified in clauses (iii)-(viii) of this definition.
          “Administrative Agent” has the meaning set forth in the preamble to this Agreement.
          “Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.
          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

          “Aggregate Capital” means, on any date of determination, the aggregate amount of Capital of all Purchaser Interests outstanding on such date.
          “Aggregate Reduction” has the meaning specified in Section 1.3.
          “Aggregate Reserve Percentage” means, on any date of determination, the greater of (i) the Required Reserve Factor Floor and (ii) the sum of the Loss Reserve, the Yield Reserve, the Dilution Reserve and the Servicing Reserve.
          “Aggregate Reserves” means the Aggregate Reserve Percentage multiplied by the Net Receivables Balance.
          “Aggregate Unpaids” means, at any time, an amount equal to the sum of all Aggregate Capital and unpaid Obligations (whether due or accrued) at such time.
          “Agreement” means this Receivables Purchase Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.
          “Alternate Base Rate” means for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent (0.50%) above the Federal Funds Rate, plus, in either case, the Applicable Margin. For purposes of determining the Alternate Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change.
          “Amortization Date” means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 9.1(f)(ii), (iii) the Business Day specified in a written notice from any Agent following the occurrence of any other Amortization Event, and (iv) the date which is 10 Business Days after the Purchasers’ receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement.
          “Amortization Event” has the meaning specified in Section 9.1.
          “Applicable Margin” means, for so long as the Servicer has investment grade public debt ratings from any two of (i) S&P, (ii) Moody’s, or (iii) Fitch Ratings 1.75%, otherwise, 2.25%.
          “Assignee Purchaser” has the meaning set forth in Section 12.1.
          “Assignment Agreement” has the meaning set forth in Section 12.1.
          “Authorized Officer” means, with respect to any Person, its president, corporate controller, treasurer, chief financial officer or secretary.
          “Broken Funding Costs” means for any Purchaser Interest which: (i) has its Capital reduced without compliance by Seller with the notice requirements hereunder or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or

(iii) is terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the Yield (as applicable) that would have accrued during the remainder of the Tranche Periods determined by the applicable Purchaser to relate to such Purchaser Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Capital of such Purchaser Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Capital is allocated to another Purchaser Interest, the amount of Yield actually accrued during the remainder of such period on such Capital for the new Purchaser Interest, and (y) to the extent such Capital is not allocated to another Purchaser Interest, the income, if any, actually received during the remainder of such period by the holder of such Purchaser Interest from investing the portion of such Capital not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Purchaser or Purchasers agree to pay to Seller the amount of such excess. All Broken Funding Costs shall be due and payable hereunder upon written demand.
          “Business Day” means any day on which banks are not authorized or required to close in New York, New York or Atlanta, Georgia and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate or LMIR, any day on which dealings in dollar deposits are carried on in the London interbank market.
          “Calculation Period” means a calendar month.
          “Canadian Receivable” means a Receivable as to which the Obligor (a) if a natural person, is a resident of Canada, and (b) if a corporation or other business entity, is organized under the laws of and/or maintains its chief executive office in Canada.
          “Capital” of any Purchaser Interest means, at any time, (A) the Purchase Price of such Purchaser Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the Administrative Agent which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.
          “Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

          “Cash Discount Exposure Factor” means 1.5% multiplied by the aggregate Outstanding Balance of all Receivables less than 31 days past due; provided that the Administrative Agent, by written notice to the Seller, the Servicer and each Purchaser, may modify the factors appearing in this definition as may be necessary to more accurately reflect the cash discounts offered by the Originators to Obligors.
          “Change of Control” has the meaning set forth in the Receivables Sale Agreement.
          “Charged-Off Receivable” means a Receivable: (i) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 9.1(f) (as if references to Seller Party therein refer to such Obligor); (ii) as to which the Obligor thereof, if a natural person, is deceased, (iii) which, consistent with the Credit and Collection Policy, would be written off Seller’s books as uncollectible, or (iv) which has been identified by Seller as uncollectible.
          “Collection Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Exhibit IV.
          “Collection Account Agreement” means an agreement among an Originator, Seller, the Administrative Agent and a Collection Bank perfecting the Administrative Agent’s security interest in one or more Collection Accounts.
          “Collection Bank” means, at any time, any of the banks holding one or more Collection Accounts.
          “Collection Notice” means a notice, in substantially the form attached to any Collection Account Agreement from the Administrative Agent to a Collection Bank, terminating the Seller Parties’ rights to access, or give instructions with respect to, any Collection Account.
          “Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.
          “Commitment” means, for each Purchaser, the commitment of such Purchaser to purchase Purchaser Interests from Seller, in an amount not to exceed (i) in the aggregate, the amount set forth opposite such Purchaser’s name on Schedule A to this Agreement, as such amount may be modified in accordance with the terms hereof and (ii) with respect to any individual purchase hereunder, its Percentage of the Purchase Price therefor.
          “Concentration Limit” means, at any time, for any Obligor and its Affiliates, considered as if they were one and the same Obligor, the percentage of Adjusted Eligible Receivables set forth in the table below opposite such Obligor’s applicable short-term unsecured debt ratings Moody’s (or in the absence thereof, the equivalent long term unsecured senior debt ratings), or such other amount (a “Special Concentration Limit”) for such Obligor designated by the Purchasers:

				Allowable % of
Short-Term	Long-Term S&P	Short-Term	Long-Term	Adjusted Eligible
S&P Rating	Rating	Moody’s Rating	Moody’s Rating	Receivables
A-1+	AAA	P-1	Aaa	12%
A-1	AA+, AA, AA- or A+	P-1	Aa1, Aa2, Aa3 or A1	10%
A-2	A, A- or BBB+	P-2	A2, A3 or Baa1	6%
A-3	BBB or BBB-	P-3	Baa2 or Baa3	4.5%
Below A-3 or Not Rated by either S&P or Moody’s	Below BBB- or Not Rated by either S&P or Moody’s	Below P-3 or Not Rated by either S&P or Moody’s	Below Baa3 or Not Rated by either S&P or Moody’s	3%
; provided, however, that (a) if any Obligor has a split rating, the applicable rating will be the lower of the two, (b) if any Obligor is not rated by either S&P or Moody’s, the applicable Concentration Limit shall be the one set forth in the last line of the table above, and (c) either of the Purchasers may, upon not less than five Business Days’ notice to Seller, cancel any Special Concentration Limit. As of the date hereof, (x) the Special Concentration Limit for The Home Depot, Inc. and its Affiliates is 20% of Adjusted Eligible Receivables; (y) the Special Concentration Limit for Ace Hardware and its Affiliates is 4% of Adjusted Eligible Receivables, and (z) the Special Concentration Limit for Lowe’s Companies, Inc. and its Affiliates is 12% of Adjusted Eligible Receivables.
          “Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.
          “Contractual Rebate Accrual” means, with respect to any Receivable on any date of determination, the ending balance of all accounting accruals or reserves for Rebates on such Receivable; provided that the Administrative Agent, by written notice to the Seller, Servicer and each Purchaser may require an adjustment to the Contractual Rebate Accrual if its determines pursuant to a Review that accounting accruals and reserves do not accurately reflect the actual amount of Rebates.
          “Credit and Collection Policy” means the Originators’ credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit VIII hereto, as modified from time to time in accordance with this Agreement.
          “Cut-Off Date” means the last day of a Calculation Period.

          “Days Sales Outstanding” means, as of any day, an amount equal to the product of (x) 91, multiplied by (y) the amount obtained by dividing (i) the aggregate Outstanding Balance of all Receivables as of the most recent Cut-Off Date, by (ii) the aggregate amount of Receivables created during the three (3) Calculation Periods including and immediately preceding such Cut-Off Date.
          “Deemed Collections” means the aggregate of all amounts Seller shall have been deemed to have received as a Collection of a Receivable (excluding Excluded Government Receivables). Seller shall be deemed to have received a Collection in full of a Receivable if at any time any of the representations or warranties in Article V are no longer true with respect to any Receivable. If (i) the Outstanding Balance of any Receivable is either (x) reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by Seller (other than cash Collections on account of the Receivables) or (y) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), Seller shall be deemed to have received a Collection of such Receivable to the extent of such reduction or cancellation.
          “Default Fee” means with respect to any amount due and payable by Seller in respect of any Aggregate Unpaids, an amount equal to interest on any such unpaid Aggregate Unpaids at a rate per annum equal to 2% above the Alternate Base Rate.
          “Default Horizon Ratio” means, as of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing (a) the aggregate sales (excluding Excluded Government Receivables) generated by the Originators during the five Calculation Periods ending on such Cut-Off Date, by (b) the Net Receivables Balance as of such Cut-Off Date.
          “Default Ratio” means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (x) the total amount of Receivables (excluding Excluded Government Receivables) which became Defaulted Receivables or which became Charged-Off Receivables before becoming Defaulted Receivables, in either case during the Calculation Period that includes such Cut-Off Date, by (y) the aggregate sales (excluding Excluded Government Receivables) generated by the Originators during the Calculation Period occurring four months prior to the Calculation Period ending on such Cut-Off Date.
          “Defaulted Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 91 days or more from the original due date for such payment.
          “Delinquency Ratio” means, at any time, a percentage equal to (i) the aggregate Outstanding Balance of all Receivables (excluding Excluded Government Receivables) that were Delinquent Receivables at such time divided by (ii) the aggregate Outstanding Balance of all Receivables (excluding Excluded Government Receivables) at such time.
          “Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 61-90 days from the original due date for such payment.
          “Designated Obligor” means an Obligor indicated by the Administrative Agent or any Purchaser to Seller in writing.

          “Dilution Horizon Ratio” means, as of any Cut-off Date, a ratio (expressed as a decimal), computed by dividing (a) the sum of (i) the aggregate sales (excluding Excluded Government Receivables) generated by the Originators during the three Calculation Periods ending on such Cut-Off Date, plus 50% of the aggregate sales (excluding Excluded Government Receivables) generated by the Originators during the Calculation Period ending three months prior to such Cut-Off Date by (b) the Net Receivables Balance as of such Cut-Off Date.
          “Dilution Ratio” means, as of any Cut-Off Date, a ratio (expressed as a percentage), computed by dividing (a) the total amount of Dilutions during the Calculation Period ending on such Cut-Off Date, by (b) the aggregate sales (excluding Excluded Government Receivables) generated by the Originators during the Calculation Period that ended three Cut-Off Dates prior to such Cut-Off Date.
          “Dilution Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) the sum of (i) the Stress Factor times the Adjusted Dilution Ratio as of the Cutoff Date for such Calculation Period, plus (ii) the Dilution Volatility Component as of the Cutoff Date for such Calculation Period, times (b) the Dilution Horizon Ratio as of the Cutoff Date for such Calculation Period.
          “Dilution Volatility Component” means the product (expressed as a percentage) of (i) the difference between (a) the highest three (3)-month rolling average Dilution Ratio over the past 12 Calculation Periods and (b) the Adjusted Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the amount calculated in (i)(a) of this definition and the denominator of which is equal to the amount calculated in (i)(b) of this definition.
          “Dilutions” means, at any time, the aggregate amount of reductions or cancellations described in clause (i) of the definition of “Deemed Collections” other than those for which a Contractual Rebate Accrual has been booked.
          “Discount Rate” means, the LIBO Rate, LMIR or the Alternate Base Rate, as applicable, with respect to each Purchaser Interest.
          “EBITDA” means, for any period, determined on a consolidated basis for RPM-Delaware and its Subsidiaries, (i) net income of RPM-Delaware and its Subsidiaries (calculated before provision for income taxes, interest expense, extraordinary items, non-recurring gains or losses in connection with asset dispositions, income attributable to equity in affiliates, all amounts attributable to depreciation and amortization and non-cash charges associated with asbestos liabilities) for such period, minus (ii) cash payments made by RPM-Delaware or any of its Subsidiaries in respect of asbestos liabilities (which liabilities include, without limitation, defense costs and indemnification liabilities incurred in connection with asbestos liabilities) during such period.
          “Eligible Assignee” means any Qualifying Purchaser having a combined capital and surplus of at least $250,000,000.
          “Eligible Receivable” means, at any time, a Receivable:

     (i) the Obligor of which (a) if a natural person, is a resident of the United States, Puerto Rico or Canada or, if a corporation or other business organization, is organized under the laws of the United States, Puerto Rico, Canada or any political subdivision of the foregoing and has its chief executive office in the United States, Puerto Rico or Canada; (b) is not an Affiliate of any of the parties hereto; and (c) is not a Designated Obligor;
     (ii) the Obligor of which is not the Obligor of any Charged-Off Receivable,
     (iii) which is not a Charged-Off Receivable or a Defaulted Receivable,
     (iv) which is not owing from an Obligor as to which more than 25% of the aggregate Outstanding Balance of all Receivables owing from such Obligor are Delinquent Receivables or Defaulted Receivables,
     (v) which by its terms is due and payable on or within 121 days of the original billing date therefor and has not had its payment terms extended,
     (vi) which is an “account” within the meaning of Section 9-102 of the UCC of all applicable jurisdictions,
     (vii) which is denominated and payable only in United States dollars in the United States,
     (viii) which arises under a Contract in substantially the form of one of the form contracts set forth on Exhibit IX hereto or otherwise approved by the Purchasers in writing, which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense,
     (ix) which arises under a Contract which (A) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights and duties of the applicable Originator or any of its assignees under such Contract and (B) does not contain a confidentiality provision that purports to restrict the ability of any Purchaser to exercise its rights under this Agreement, including, without limitation, its right to review the Contract,
     (x) which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator,
     (xi) which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,
     (xii) which satisfies in all material respects the applicable requirements of the Credit and Collection Policy,
     (xiii) which was generated in the ordinary course of the applicable Originator’s business,
     (xiv) which arises solely from the sale of goods or the provision of services to the related Obligor by an Originator, and not by any other Person (in whole or in part),
     (xv) as to which a Purchaser has not notified Seller that such Purchaser has determined in the exercise of its commercially reasonable credit judgment that such Receivable or class of Receivables is not acceptable as an Eligible Receivable, including, without limitation, because such Receivable arises under a Contract that is not acceptable to such Purchaser,
     (xvi) which is not subject to (A) any right of rescission or set-off, or (B) any currently asserted counterclaim or other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against any Originator or any other Adverse Claim, and the Obligor thereon holds no right as against any Originator to cause any Originator to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract); provided, however, that if such dispute, offset, counterclaim or defense affects only a portion of the Outstanding Balance of such Receivable, then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such Outstanding Balance which is not so affected, and provided, further, that Receivables of any Obligor which has any accounts payable by the applicable Originator or by a wholly-owned Subsidiary of such Originator (thus giving rise to a potential offset against such Receivables) may be treated as Eligible Receivables to the extent that the Obligor of such Receivables has agreed pursuant to a written agreement in form and substance satisfactory to the Administrative Agent and the Purchasers, that such Receivables shall not be subject to such offset,
     (xvii) as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor, and
     (xviii) all right, title and interest to and in which has been validly transferred by the applicable Originator directly to Seller under and in accordance with the Receivables Sale Agreement, and Seller has good and marketable title thereto free and clear of any Adverse Claim.

          “Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of capital of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the date hereof or issued after the date of this Agreement.
          “Excluded Government Receivables” means, as of any date of determination, the aggregate Outstanding Balance of all State Government Receivables and other Government Receivables, in each case, originated by Weatherproofing Technologies, Inc.
          “Facility Account” means [Redacted].
          “Facility Termination Date” means the earlier of (i) April 7, 2012, and (ii) the Amortization Date.
          “Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum for each day during such period equal to (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (ii) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:30 a.m. (New York time) for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.
          “Fee Letter” means that certain Fee Letter dated as of April 7, 2009 by and between Seller, the Administrative Agent and the Purchasers, as the same may be amended, restated or otherwise modified from time to time.
          “Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.
          “Foreign Receivable” means a Receivable (other than a Canadian Receivable) as to which the Obligor (a) if a natural person, is not a resident of the United States of America, and (b) if a corporation or other business entity, is organized under the laws of and/or maintains its chief executive office in a jurisdiction other than the United States of America.
          “GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

          “Government Receivable” means a Receivable as to which the Obligor is a government or a governmental subdivision or agency.
          “Guaranteed” has the meaning ascribed thereto in the definition of “Guaranty” in the RPM Credit Agreement.
          “Incremental Purchase” means a purchase of a Purchaser Interest which increases the total outstanding Aggregate Capital hereunder.
          “Indebtedness” means, as to any Person (determined without duplication): (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase or acquisition price of property or services other than accounts payable (other than for borrowed money) incurred in the ordinary course of such Person’s business, (ii) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (whether or not such obligations are contingent); (iii) Capital Lease Obligations of such Person; (iv) obligations of such Person to redeem or otherwise retire shares of capital stock of such Person; (v) indebtedness of others of the type described in clause (i), (ii), (iii) or (iv) above secured by a lien on the property of such Person, whether or not the respective obligation so secured has been assumed by such Person; and (vi) indebtedness of others of the type described in clause (i), (ii), (iii) or (iv) above Guaranteed by such Person.
          “Independent Director” shall mean a member of the Board of Directors of Seller who is not at such time, and has not been at any time during the preceding five (5) years, (A) a director, officer, employee or affiliate of any Seller Party, any Originator, or any of their respective Subsidiaries or Affiliates, or (B) the beneficial owner (at the time of such individual’s appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding common shares of any Seller Party, any Originator, or any of their respective Subsidiaries or Affiliates, having general voting rights.
          “Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate amount of interest accruing during such period on Indebtedness of RPM-Delaware and its Subsidiaries (on a consolidated basis), including the interest portion of payments under Capital Lease Obligations and any capitalized interest, and excluding amortization of debt discount and expense.
          “Interim Reporting Date” shall have the meaning set forth in Section 8.5.
          “LIBOR Market Index Rate” means, for any day, the one-month Eurodollar Rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such date, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes.

          “LIBO Rate” means the rate per annum equal to the sum of (i) (a) the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of the relevant Tranche Period, and having a maturity equal to such Tranche Period, provided that, (i) if Reuters Screen FRBD is not available to the Administrative Agent for any reason, the applicable LIBO Rate for the relevant Tranche Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, and having a maturity equal to such Tranche Period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available to the Administrative Agent, the applicable LIBO Rate for the relevant Tranche Period shall instead be the rate determined by each Purchaser to be the rate at which such Purchaser offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, in the approximate amount to be funded at the LIBO Rate and having a maturity equal to such Tranche Period, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Administrative Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Tranche Period plus (ii) the Applicable Margin per annum. The LIBO Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.
          “LMIR” means, on any date of determination, a rate per annum equal to the LIBOR Market Index Rate plus the Applicable Margin.
          “Lock-Box” means each locked postal box with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV.
          “Loss Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) the Stress Factor, times (b) the highest three-month rolling average Default Ratio during the 12 Calculation Periods ending on the immediately preceding Cut-Off Date, times (c) the Default Horizon Ratio as of the immediately preceding Cut-Off Date.
          “Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of Seller or RPM-Delaware and any of its subsidiaries, taken as a whole, (ii) the ability of Seller to perform its obligations under this Agreement or (at any time RPM-Delaware is acting as Servicer or Performance Guarantor), the ability of the Servicer or the Performance Guarantor to perform its obligations under this Agreement or the Performance Undertaking, as the case may be, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) any Purchaser’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.
          “Material Indebtedness” means (a) with respect to the Performance Guarantor and its Subsidiaries (other than the Originators), Indebtedness in excess of $25 million in aggregate principal amount and (b) with respect to any Originator, Indebtedness in excess of $10 million in aggregate principal amount.
          “Monthly Reporting Date” shall have the meaning set forth in Section 8.5.
          “Moody’s”: means Moody’s Investors Service, Inc.
          “Net Receivables Balance” means, at any time, Adjusted Eligible Receivables at such time reduced by the aggregate amount by which (a) the difference of (i) the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates minus (ii) the Cash Discount Exposure Factor and Contractual Rebate Accrual attributable to such Obligor and its Affiliates exceeds (b) the Concentration Limit for such Obligor.
          “Norwegian Company” means Carboline Norge A/S , a Norwegian corporation or any successor thereof.
          “Obligations” shall have the meaning set forth in Section 2.1.
          “Obligor” means a Person obligated to make payments pursuant to a Contract.
          “Organic Document” means, relative to any Person, its certificate of incorporation, its by-laws, its partnership agreement, its memorandum and articles of association, its limited liability company agreement and/or operating agreement, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests.
          “Originator” has the meaning specified in the Receivables Sale Agreement.
          “Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.
          “Participant” has the meaning set forth in Section 12.2.
          “Past Due Ratio” means, at any time, the following quotient (expressed as a percentage): (a) the sum (without duplication) of Defaulted Receivables and Charged-Off Receivables at such time, divided by (b) the aggregate Outstanding Balance of all Receivables.
          “Percentage” means (a) 33.333% as to Fifth Third, and (b) 66.666% as to Wachovia.
          “Performance Guarantor” means RPM-Delaware and its successors.
          “Performance Undertaking” means that certain Second Amended and Restated Performance Undertaking, dated as of April 7, 2009, by Performance Guarantor in favor of Seller, substantially in the form of Exhibit XI, as the same may be amended, restated or otherwise modified from time to time.

          “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
          “Potential Amortization Event” means an event which, with the passage of any applicable cure period or the giving of notice, or both, would constitute an Amortization Event.
          “Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Wachovia (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.
          “Purchase Limit” means $150,000,000.
          “Purchase Notice” has the meaning set forth in Section 1.2.
          “Purchase Price” means, with respect to any Incremental Purchase of a Purchaser Interest, the amount paid to Seller for such Purchaser Interest which shall not exceed the least of (i) the amount requested by Seller in the applicable Purchase Notice, (ii) the unused portion of the Purchase Limit on the applicable purchase date and (iii) the excess, if any, of the Net Receivables Balance (less the Aggregate Reserves) on the applicable purchase date over the aggregate outstanding amount of Aggregate Capital determined as of the date of the most recent Receivables Report, taking into account such proposed Incremental Purchase.
          “Purchasers” has the meaning set forth in the preamble to this Agreement.
          “Purchaser Interest” means, at any time, an undivided percentage interest (computed as set forth below) associated with a designated amount of Capital, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Each such undivided percentage interest shall equal:
C

NRB - AR
          where:
          C = the Capital of such Purchaser Interest.
          AR = the Aggregate Reserves.
          NRB = the Net Receivables Balance.
Such undivided percentage interest shall be initially computed on its date of purchase. Thereafter, until the Amortization Date, each Purchaser Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Amortization Date. The variable percentage represented by any Purchaser Interest as computed (or deemed recomputed)

as of the close of the Business Day immediately preceding the Amortization Date shall remain constant at all times thereafter.
          “Qualifying Purchaser” means a Purchaser with a rating of its short-term securities equal to or higher than (i) A-1 by S&P and (ii) P-1 by Moody’s.
          “Rebates” means, with respect to any Receivable on any date of determination, potential volume rebates, seasonal and other promotional discounts, advertising and other cooperative subsidies, or similar contractual credits booked with respect to such Receivable.
          “Receivable” means any “Receivable” under and as defined in the Receivables Sale Agreement in which Seller now has or hereafter acquires any right, title or interest. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or Seller treats such indebtedness, rights or obligations as a separate payment obligation.
          “Receivables Report” means a report in substantially the form of Exhibit X hereto (appropriately completed), furnished by the Servicer to the Administrative Agent and the Purchasers pursuant to Section 8.5.
          “Receivables Sale Agreement” means that certain Amended and Restated Receivables Sale Agreement, dated as of April 7, 2009, between Originators and Seller, as the same may be amended, restated or otherwise modified from time to time.
          “Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.
          “Reduction Notice” has the meaning set forth in Section 1.3.
          “Reference Bank” means Wachovia Bank, National Association.
          “Reinvestment” has the meaning set forth in Section 2.2.
          “Related Security” means, with respect to any Receivable:
          (i) all “Related Security” under and as defined in the Receivables Sale Agreement in which Seller now has or hereafter acquires any right, title or interest,
          (ii) all of Seller’s right, title and interest in, to and under the Receivables Sale Agreement in respect of such Receivable and all of Seller’s right, title and interest in, to and under the Performance Undertaking, and

          (iii) all proceeds of any of the foregoing.
          “Reporting Date” means an Interim Reporting Date or a Monthly Reporting Date.
          “Required Notice Period” means the number of days required notice set forth below applicable to the Aggregate Reduction indicated below:

Aggregate Reduction	Required Notice Period
< $100,000,000	two Business Days
$100,000,000 to $125,000,000	five Business Days
          “Required Reserve Factor Floor” means, as of any date of determination, the sum (expressed as a percentage) of (a) 20%, plus (b) the product of the Dilution Ratio and the Dilution Horizon Ratio, in each case, as of the Cut-Off Date immediately preceding such date.
          “Responsible Officer” means, with respect to any Person, each of the following officers (if applicable) of such Person (or anyone performing substantially the same functions as the following officers typically perform): any of such Person’s Senior Officers, or such Person’s assistant treasurer, credit manager or controller .
          “Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Seller now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of Seller, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in the Receivables Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Seller now or hereafter outstanding, and (v) any payment of management fees by Seller (except for reasonable management fees to an Originator or its Affiliates in reimbursement of actual management services performed).
          “RPM Credit Agreement” means that certain Credit Agreement dated as of December 29, 2006, as amended, restated or replaced from time to time, among RPM-Delaware and certain of its Affiliates, the lenders from time to time party thereto, Keybank National Association, as joint lead arranger, joint book runner and syndication agent, Wachovia, as co-documentation agent, and National City Bank, as swing-line lender, letter of credit issuer and administrative agent.
          “S&P” means Standard & Poors, a division of the McGraw Hill Companies, Inc.

          “Seller” has the meaning set forth in the preamble to this Agreement.
          “Seller Parties” means, collectively, (a) Seller, and (b) at any time that RPM-Delaware is acting as Servicer or Performance Guarantor, RPM-Delaware.
          “Senior Officer” shall mean the chief executive officer, president, chief financial officer or vice president-treasurer of the Performance Guarantor.
          “Servicer” means at any time the Person (which may be the Administrative Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.
          “Servicing Fee” has the meaning set forth in Section 8.6.
          “Servicing Reserve” means, the product (expressed as a percentage) of (a) 1%, times (b) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 months and the denominator of which is 360.
          “Settlement Date” means (A) two (2) Business Days after each Monthly Reporting Date, (B) the Business Day following each Interim Reporting Date and (C) the last day of the relevant Tranche Period in respect of each Purchaser Interest of the Purchasers.
          “Settlement Period” means, in respect of each Purchaser Interest, the entire Tranche Period of such Purchaser Interest.
          “State Government Receivable” means a Receivable as to which the Obligor is a state or local government or a state or local governmental subdivision or agency in the United States of America.
          “Stress Factor” means, for so long as the Servicer has investment grade public debt ratings from any two of (i) S&P, (ii) Moody’s, or (iii) Fitch Ratings, 2.25%, otherwise, 2.50%.
          “Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Servicer; provided, however, that solely for purposes of Section 7.1(i)(O), the Norwegian Company shall not constitute a Subsidiary.
          “Terminating Tranche” has the meaning set forth in Section 4.3(b).
          “Tranche Period” means, with respect to any Purchaser Interest:
          (a) if Yield for such Purchaser Interest is calculated on the basis of the LIBO Rate, a period of one, two, three or six months, or such other period as may be mutually agreeable to the applicable Purchaser and Seller, commencing on a Business Day selected by Seller or such Purchaser pursuant to this Agreement. Such Tranche Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Tranche Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Tranche Period shall end on the last Business Day of such succeeding month; or
          (b) if Yield for such Purchaser Interest is calculated on the basis of LMIR, initially, a period commencing on a Business Day selected by Seller and agreed to by the applicable Purchaser and ending on the last day of the calendar month in which such Business Day falls, and thereafter, each calendar month while such Purchaser Interest remains funded at LMIR
          (c) if Yield for such Purchaser Interest is calculated on the basis of the Alternate Base Rate, a period commencing on a Business Day selected by Seller, provided that no such period shall exceed one month.
If any Tranche Period would end on a day which is not a Business Day, such Tranche Period shall end on the next succeeding Business Day, provided, however, that in the case of Tranche Periods corresponding to the LIBO Rate or LMIR, if such next succeeding Business Day falls in a new month, such Tranche Period shall end on the immediately preceding Business Day. In the case of any Tranche Period for any Purchaser Interest which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Tranche Period shall end on the Amortization Date. The duration of each Tranche Period which commences after the Amortization Date shall be of such duration as selected by the applicable Purchaser.
          “Transaction Documents” means, collectively, this Agreement, each Purchase Notice, the Receivables Sale Agreement, each Collection Account Agreement, the Performance Undertaking, the Fee Letter, the Liquidity Agreements, the Subordinated Notes (as defined in the Receivables Sale Agreement) and all other instruments, documents and agreements required to be executed and delivered pursuant hereto.
          “UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.
          “Wachovia Account” has the meaning set forth in Section 1.4.
          “Yield” means for each respective Tranche Period relating to Purchaser Interests, an amount equal to the product of the applicable Discount Rate for each Purchaser Interest multiplied by the Capital of such Purchaser Interest for each day elapsed during such Tranche Period, annualized on a 360 day basis.
          “Yield Reserve” means for any Calculation Period, the product (expressed as a percentage) of (i) the sum of (a) 1.0% plus (b) the product of 1.5 times the Alternate Base Rate as of the immediately preceding Cut-Off Date times (ii) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.
          All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.